EXHIBIT 4.01

                   Certificate of Designation
                               of
           5.50% Convertible Preferred Stock, Series B
                               of
                      Primerica Corporation


                 Pursuant to Section 151 of the
        General Corporation Law of the State of Delaware


          Primerica Corporation, a Delaware corporation (the
"Corporation"), hereby certifies that:

          1. The Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at five hundred million (500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

          2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on July 28, 1993, adopted resolutions that provide for a series of Preferred Stock as follows:

          RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or re-strictions thereof, of such series are fixed, hereby as follows:

          1. Designation and Number of Shares. The des-ignation of such series shall be 5.50% Convertible
     Preferred Stock, Series B (the "Series B Convertible
     Preferred Stock"), and the number of shares constitut-











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     ing such series shall be 2,500,000.  The number of au-
     thorized shares of Series B Convertible Preferred
     Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Execu-tive Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduc-tion has been so authorized, but the number of autho-rized shares of Series B Convertible Preferred Stock shall not be increased.

          2. Dividends. Dividends on each share of Se-ries B Convertible Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1993.

          Each quarterly period beginning on February 15, May 15, August 15 and November 15 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series B Convertible
     Preferred Stock is outstanding during an entire Divi-dend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $.6875
     (or one-fourth of 5.50% of the Liquidation Preference
     (as defined in Section 6) for such share). If a share of Series B Convertible Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Divi-dend Period on which such share shall be outstanding shall be the product of $.6875 multiplied by the ratio
     (which shall not exceed one) that the number of days that such share was outstanding during such Dividend
     Period bears to the number of days in such Dividend
     Period.

          Each dividend on the shares of Series B Convert-ible Preferred Stock shall be paid to the holders of record of shares of Series B Convertible Preferred
     Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days


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     nor less than 10 days preceding the payment date of
     such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

          If there shall be outstanding shares of any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with the Series B
     Convertible Preferred Stock, the Corporation, in mak-ing any dividend payment on account of arrears on the Series B Convertible Preferred Stock or such other class or series of preferred stock, shall make pay-ments ratably upon all outstanding shares of Series B
     Convertible Preferred Stock and such other class or series of preferred stock in proportion to the respec-tive amounts of dividends in arrears upon all such outstanding shares of Series B Convertible Preferred
     Stock and such other class or series of preferred stock to the date of such dividend payment.

          Holders of shares of Series B Convertible Pre-ferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No in-terest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

          3. Redemption. The Series B Convertible Pre-ferred Stock is not subject to any mandatory redemp-tion pursuant to a sinking fund or otherwise. The
     Corporation, at its option, may redeem shares of Se-ries B Convertible Preferred Stock, as a whole or in part, at any time or from time to time on or after July 30, 1996 at the following redemption prices per share (expressed as a percentage of the Liquidation
     Preference (as defined in Section 6 hereof)), if re-deemed during the 12-month period beginning July 30 of the year indicated:






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          Year                     Redemption Price
          ----                     ----------------
          1996                          103.85%
          1997                          103.30%
          1998                          102.75%
          1999                          102.20%
          2000                          101.65%
          2001                          101.10%
          2002                          100.55%

     and thereafter at a price of $50.00 per share, plus, in each case, accrued and accumulated but unpaid divi-dends thereon to but excluding the date fixed for redemption (the "Redemption Price").

          If the Corporation shall redeem shares of Series
     B Convertible Preferred Stock pursuant to this Section
     3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series B
     Convertible Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price;
     and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Series B
     Convertible Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation
     (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so re-quire and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series B Con-


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     vertible Preferred Stock are to be redeemed, the Cor-
     poration shall select those shares to be redeemed from outstanding shares of Series B Convertible Preferred
     Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method reasonably determined by the Board of Directors in good faith to be equitable.

          The Corporation shall not redeem less than all the outstanding shares of Series B Convertible Pre-ferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series B Convertible Pre-ferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Convertible Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all out-standing shares of Series B Convertible Preferred
     Stock for all past Dividend Periods, and unless all matured obligations of the Corporation with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

          4.   Shares to be Retired.  All shares of Series
     B Convertible Preferred Stock redeemed by the Corpora-tion shall be retired and canceled and shall be re-stored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

          5. Voting. Except as otherwise provided in this Section 5 or as otherwise required by law, the Series B Convertible Preferred Stock shall have no voting rights.

          If six quarterly dividends (whether or not con-secutive) payable on shares of Series B Convertible
     Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series B Convertible
     Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled


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     at such annual meeting of stockholders to elect two
     directors of the Corporation, with the remaining di-rectors of the Corporation to be elected by the hold-ers of shares of any other class or classes or series of stock entitled to vote therefor. In any such elec-tion, holders of shares of Series B Convertible Pre-ferred Stock shall have one vote for each share held.

          At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Di-rectors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to consti-tute a quorum, whether present in person or by proxy, for the election by such single class of its designat-ed Directors. In any election of Directors by stock-holders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stock-holders voting as one or more classes may not be pres-ent or represented at such meeting.

          Any director who has been elected by the holders of shares of Series B Convertible Preferred Stock
     (voting separately as a class with the holders of shares of any one or more other series of Preferred
     Stock upon which like voting rights have been con-ferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of stockholders. If a vacancy occurs among the Direc-tors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stock-holders for the election of Directors.



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          The voting rights of the holders of the Series B
     Convertible Preferred Stock to elect Directors as set forth above shall continue until all dividend arreara-ges on the Series B Convertible Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursu-ant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

          Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series B Convertible Pre-ferred Stock being entitled to cast one vote per share, the Corporation may not:

          (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series B Convertible Preferred Stock; or

          (ii) alter or change the provisions of the Cer-tificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series B Convertible Preferred Stock) so as to ad-versely affect the powers, preferences or rights of the holders of shares of Series B Convertible Pref-erred Stock;

     provided, however, that if such creation or such al-
     --------
     teration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

          6. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corpora-tion, voluntary or involuntary, the holders of Series
     B Convertible Preferred Stock shall be entitled to re-ceive out of the assets of the Corporation available


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     for distribution to stockholders, before any distribu-
     tion of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Corporation ranking as to such distribution junior to the Series B Convertible Preferred Stock, a liquidat-ing distribution in an amount equal to $50.00 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid divi-dends thereon to the date of final distribution. The holders of the Series B Convertible Preferred Stock shall not be entitled to receive the Liquidation Pref-erence and such accrued dividends, however, until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series B Con-vertible Preferred Stock as to rights upon liquida-tion, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

          If, upon any voluntary or involuntary liquida-tion, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series B Convertible Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series B Con-vertible Preferred Stock, the holders of the Series B
     Convertible Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

          After payment to the holders of the Series B
     Convertible Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of the Series B Convertible Preferred Stock shall be entitled to no further participation in any distribu-tion of assets by the Corporation.

          Consolidation or merger of the Corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or prop-erties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6 if the preferences or special voting rights of the hold-


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     ers of shares of Series B Convertible Preferred Stock
     are not impaired thereby.

          7. Limitation on Dividends on Junior Stock. So long as any Series B Convertible Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distribu-tions of assets junior to the Series B Convertible
     Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, pay-ments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

          (i) full cumulative dividends shall have been paid or declared and set apart for payment on all out-standing shares of Preferred Stock other than Junior
     Stock; and

          (ii) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

     provided, however, that any funds theretofore deposit-
     --------
     ed in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemp-tion of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund re-gardless of whether at the time of such application full cumulative dividends upon shares of Series B
     Convertible Preferred Stock outstand!ing to the last


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     dividend payment date shall have been paid or declared
     and set apart for payment by the Corporation.

          8.   Conversion Rights.  The shares of Series B
     Convertible Preferred Stock shall be convertible, in whole or in part, at the option of the holder(s) thereof, into shares of Common Stock subject to the following terms and conditions:

               (a)  The shares of Series B Convertible Pre-
     ferred Stock shall be convertible at the office of any transfer agent of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the near-est 1/100 of a share) of common stock, $.01 par value per share, of the Corporation ("Common Stock") at the rate of that number of shares of Common Stock for each share of Series B Convertible Preferred Stock that is equal to $50.00 divided by the Conversion Price appli-cable per share of Common Stock at the time of conver-sion (the "Conversion Price"). The Conversion Price shall initially be $49.00. The Conversion Price shall be adjusted in certain instances as provided below.

               (b)  In order to convert shares of Series B
     Convertible Preferred Stock into Common Stock, the holder thereof shall surrender the certificate or certificates evidencing such shares of Series B Con-vertible Preferred Stock at the office of the transfer agent for the Series B Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corpo-ration or in blank, or accompanied by proper instru-ments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and
     (ii) if required pursuant to paragraph (p) of this
     Section 8, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).



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               A payment or adjustment shall not be made by
     the Corporation upon any conversion on account of any dividends accrued on the shares of Series B Convert-ible Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

               Shares of Series B Convertible Preferred
     Stock shall be deemed to have been converted immedi-ately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or per-sons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certifi-cates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of Series B Convertible
     Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemp-tion, unless default shall be made in payment of the Redemption Price.

               (c)  In case the Corporation shall pay or
     make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribu-tion shall be reduced to a price determined by multi-plying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common
     Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective at the opening of business on the day following the date fixed for such determination. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the


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     Conversion Price which would then be in effect if such
     date fixed for the determination of stockholders enti-tled to receive such dividend or other distribution had not been fixed, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any conversion of the Series B Convertible Preferred Stock prior to the date such subsequent adjustment is made. For the purposes of this para-graph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

               (d)  In case the Corporation shall issue
     rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Aver-age Market Price (as defined below) of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Con-version Price in effect at the close of business on the date fixed for such determination shall be reduced to a price determined by multiplying such Conversion
     Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such de-termination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for sub-scription or purchase would purchase at such Average
     Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective at the opening of business on the day fol-lowing the date fixed for such determination. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion
     Price which would then be in effect had the adjust-ments made upon the issuance of such rights or war-rants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.
     In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted


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     to be the Conversion Price which would then be in
     effect if the date fixed for the determination of stockholders entitled to receive such rights or war-rants had not been fixed, but such subsequent adjust-ment shall not affect the number of shares of Common
     Stock issued upon any conversion of the Series B Con-vertible Preferred Stock prior to the date such subse-quent adjustment is made. For the purposes of this paragraph (d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, but shall include shares issuable in respect of scrip certificates is-sued in lieu of fractions of shares of Common Stock.
     As used herein the term "Average Market Price" of the Common Stock shall mean the average of the daily re-ported closing sales prices, regular way, per share of the Common Stock on the New York Stock Exchange (the
     "NYSE") or, if the Common Stock is not pr!incipally traded on the NYSE, such other market on which the Common Stock is listed or principally traded, for the 10 consecutive trading days prior to the date of de-termination.

               (e)  In case outstanding shares of Common
     Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective at the opening of business on the day following the date upon which such subdivision or combination becomes effective.

               (f)  In case the Corporation shall, by divi-
     dend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets
     (including securities, but excluding (i) any rights or warrants referred to in paragraph (d) of this Section
     8, (ii) any dividend or distribution paid in cash or other property out of the retained earnings of the Corporation and (iii) any dividend or distribution referred to in paragraph (c) of this Section 8), then


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     either (at the option of the Corporation) (A) the
     Corporation shall elect to include in such distribu-tion the holders of Series B Convertible Preferred
     Stock (as of the record date for such distribution) as if such holders had converted all shares of Series B
     Convertible Preferred Stock into Common Stock immedi-ately prior to such record date (such conversion as-sumed to be made at the Conversion Price in effect without regard to the adjustment provided in the fol-lowing clause (B)), or (B) the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Average Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined in good faith by the Board of Directors) on such date of the portion of the assets or evidences of indebtedness so to be distributed applicable to one share of Common Stock and the denom-inator shall be such Average Market Price per share of the Common Stock, such adjustment to become effective at the opening of business on the day following the date fixed for the determination of stockholders enti-tled to receive such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders enti-tled to receive such dividend or other distribution had not been fixed, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any conversion of the Series B Convertible
     Preferred Stock prior to the date such subsequent adjustment is made. If the Corporation makes an elec-tion under clause (A) of this paragraph (f) with re-spect to any such distribution payable on the Series B
     Convertible Preferred Stock (an "Elected Corporation
     Dividend"), the Corporation may in lieu of such dis-tribution elect to pay to the holder of any share of Series B Convertible Preferred Stock the fair market value (determined as provided above) of such Elected
     Corporation Dividend in cash (the "Cash Equivalent").

               (g)  The reclassification (including any re-
     classification upon a consolidation or merger in which


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     the Corporation is the continuing corporation, but not
     including any transactions for which an adjustment is provided in paragraph (i) below) of Common Stock into securities including other than Common Stock shall be deemed to involve (i) a distribution of such securi-ties other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determi-nation of stockholders entitled to receive such dis-tribution" and "the date fixed for such determination" within the meaning of paragraph (f) of this Section 8) and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstand-ing immediately prior to such reclassification into the number of shares of Common Stock outstanding imme-diately thereafter (and the effective date of such reclassification shall be deemed to be "the date upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the date upon which such subdivision or combination becomes effective" within the meaning of paragraph (e) of this Section 8).

               (h)  The Corporation may make such reduc-
     tions in the Conversion Price, in addition to those required by paragraphs (c), (d), (e), (f) and (g) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

               (i)  In case of any consolidation of the
     Corporation with, or merger of the Corporation into, any other corporation, partnership, joint venture, association or other entity (a "Person"), any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation, then each share of Series B Convertible Preferred
     Stock shall be convertible only into the kind and amount (if any) of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common
     Stock into which such share of Series B Convertible
     Preferred Stock was convertible immediately prior to such consolidation, merger, sale or transfer. The above provisions of this paragraph (i) shall similarly apply to successive consolidations, mergers, sales or transfers.

               (j)  No adjustment in the Conversion Price
     shall be required unless such adjustment would require
     an increase or decrease of at least 1% in the Conver-
     sion Price; provided, however, that any adjustments
                 --------  -------
     which by reason of this subparagraph (j) are not re-quired to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required.

               (k)  Notwithstanding any other provision of
     this Section 8, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conver-sion Price to such par value.

               (l)  Whenever the Conversion Price is ad-
     justed as herein provided the Corporation shall com-pute the adjusted Conversion Price in accordance with this Section 8 and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent or agents for the Series B Convertible
     Preferred Stock and a copy mailed as soon as practica-ble to the holders of record of the shares of Series B
     Convertible Preferred Stock.

               (m)  In case:

          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its retained earnings;
     or

          (ii) the Corporation shall authorize the grant-ing to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

          (iii)  of any reclassification of the capital
     stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common
     Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

          (iv) of the voluntary or involuntary dissolu-tion, liquidation or winding up of the Corporation;

     then, in any such case, the Corporation shall cause to be filed with the transfer agent or agents, if any, for the Series B Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the outstanding shares of Series B Convertible Pre-ferred Stock, at least 30 days (or 15 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter speci-fied, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, dis-tribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Com-mon Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, con-solidation, merger, sale, transfer, dissolution, liq-uidation or winding up is expected to become effec-tive, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassi-fication, consolidation, merger, sale, transfer, dis-solution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mail-ing thereof shall affect the validity of the corporate action required to be specified in such notice).

               (n)  The Corporation shall at all times re-
     serve and keep available, free from pre-emptive rights, out of its authorized but unissued Common
     Stock, for the purpose of effecting the conversion of shares of Series B Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Convert-ible Preferred Stock then outstanding.

               (o)  No fractional shares of Common Stock
     shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same frac-tion of the market price per share of Common Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the day of conversion.

               (p)  The Corporation will pay any and all
     taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series B Convertible Preferred Stock pursu-ant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in re-spect of any transfer involved in the issue and deliv-ery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Pre-ferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corpora-tion the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

               (q)  For the purpose of this Section 8, the
     term "Common Stock" shall include any stock of any
     class of the Corporation which has no preference in
     respect of dividends or of amounts payable in the
     event of any voluntary or involuntary liquidation,
     dissolution or winding up of the Corporation and which
     is not subject to redemption by the Corporation.
     However, shares issuable on conversion of shares of
     Series B Convertible Preferred Stock shall include
     only shares of the class designated as Common Stock of
     the Corporation as of [Closing Date], or shares of any
     class or classes resulting from any reclassification
     or reclassifications thereof and which have no prefer-
     ence in respect of dividends or of amounts payable in
     the event of any voluntary or involuntary liquidation,
     dissolution or winding up of the Corporation and which
     are not subject to redemption by the Corporation;
     provided that if at any time there shall be more than
     --------
     one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

               (r)  In any case in which this Section 8
     shall require that an adjustment shall become effec-
     tive on the day following a record date for an event,
     the Corporation may defer until the occurrence of such
     event (i) issuing to the holder of any share of Series
     B Convertible Preferred Stock, if such share is con-
     verted after such record date and before the occur-
     rence of such event, the additional Common Stock (and
     associated Elected Corporation Dividend or Cash Equiv-
     alent, if any) issuable upon such conversion by reason
     of the adjustment required by such event over and
     above Common Stock (and associated Elected Corporation
     Dividend or Cash Equivalent, if any) issuable upon
     such conversion before giving effect to such adjust-
     ment and (ii) paying to such holders any amount in
     cash in lieu of a fractional share of Common Stock
     pursuant to paragraph (p) of this Section 8; provided
                                                  --------
     that upon request of any such holder, the Corporation shall deliver to such holder a due bill or other ap-propriate instrument evidencing such holder's right to receive such additional Common Stock and such cash, upon the occurrence of the event requiring such ad-justment.

          9. Sinking Fund. The Series B Convertible Pre-ferred Stock shall not be subject to any right of mandatory payment or prepayment (except for liquida-tion, dissolution or winding up of the Corporation) or to any sinking fund.

          10.  Ranking.   The Series B Convertible Pre-
     ferred Stock shall rank on a parity with the Corporation's 8.125% Cumulative Preferred Stock, Se-ries A and $45,000 Cumulative Redeemable Preferred
     Stock, Series Z with respect to dividends and distri-butions of assets upon liquidation, dissolution or winding up of the Corporation.

          11. Exchanges. Certificates representing shares of Series B Convertible Preferred Stock shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations repre-senting in the aggregate the same number of shares of Series B Convertible Preferred Stock.

     Primerica Corporation has caused this Certificate to be duly executed by its Senior Vice President, and attested by its Assistant Secretary this July 30, 1993.



                                   Primerica Corporation



                                   By /s/ Charles O. Prince, III
                                      __________________________
                                        Charles O. Prince, III
                                        Senior Vice President


Attest:




/s/ Mark J. Amrhein
____________________
Mark J. Amrhein
Assistant Secretary























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